Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-50543 and 333-142623 of Kforce Inc. on Form S-8 of our report dated June 25, 2014 relating to the financial statements and supplemental schedules of the Kforce 401(k) Retirement Savings Plan as of December 31, 2013 and 2012 and for the year ended December 31, 2013, appearing in this Annual Report on Form 11-K of the Kforce 401(k) Retirement Savings Plan for the year ended December 31, 2013.

/s/ Warren Averett, LLC

Tampa, Florida

June 25, 2014